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                                                                  EXHIBIT (c)(8)


                              AMENDED AND RESTATED
                               SEVERANCE AGREEMENT


         THIS AGREEMENT is made by and between JEVIC TRANSPORTATION, INC., a New Jersey corporation (the "Company"), and BRIAN J. FITZPATRICK (the "Executive").

         WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel; and

         WHEREAS, the Board of Directors of the Company (the "Board") recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control (as defined in the last Section hereof) exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

         WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control; and

         WHEREAS, the Company and Executive entered into a severance agreement relating to the same matters, dated as of April 5, 1999 ("Prior
Agreement"); and

         WHEREAS, the Company and Executive wish to and do hereby amend and restate the Prior Agreement, which is specifically superseded by the terms hereof;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, this Company and the Executive hereby agree as follows:

         1. Defined Terms. The definition of capitalized terms used in, this Agreement is provided in the last Section hereof.

         2. Term of Agreement. This Agreement shall commence on the date on which shares of common stock of the Company are purchased pursuant to the tender offer by Yellow Corporation and/or a subsidiary of Yellow Corporation ("Effective Date"), and shall continue in effect through December 31, 2001; provided, however, that commencing on January 1, 2002 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Company or the Executive shall have given notice not to extend this Agreement or a Change in Control shall have occurred prior to such January 1; and further provided, however, if a Change in Control shall have occurred during the term of this Agreement, this Agreement shall continue in effect for a period ending on the last day of the twenty-fourth calendar month beginning after the month in which such Change in Control occurred.


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         3.       Company's Covenants Summarized. To induce the Executive to remain in the employ of the Company and in consideration of the Executive's covenants set forth in Section 4 hereof, the Company agrees, under the conditions described herein, to pay the Executive the Severance Payments described in Section 6.1 hereof and the other payments and benefits described herein in the event the Executive's employment with the Company is terminated following a Change in Control and during the term of this Agreement. Except as provided in Article 5, Section 9.1, or Section 6.2 hereof, no amount or benefit shall be payable under this Agreement unless there shall have been (or, pursuant to Section 6.1 hereof, there shall be deemed to have been) a termination of the Executive's employment with the Company following a Change in Control. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

         4.       The Executive's Covenants.

                  4.1. The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control during the term of this Agreement, the Executive will remain in the employ of the Company until the earliest of (i) a date which is three (3) months after the date of such Potential Change in Control, (ii) the date of a Change in Control,
(iii) the date of termination by the Executive of the Executive's employment for Good Reason (determined by treating the Potential Change in Control as a Change in Control in applying the definition of Good Reason under Section 15(M)(i) through (vii) hereof) or by reason of death, Disability or retirement, or (iv) the termination by the Company of the Executive's employment for any reason.

                  4.2. While the Executive is employed by the Company and for a period of one year after the effective date of Executive's termination of employment if Executive's employment is terminated following a Change in Control (or before a Change in Control but following a Potential Change in Control under the circumstances set forth in Section 6.1) and Executive receives any payment under Section 6.1 of this Agreement, the Executive covenants and agrees that he will not, whether for himself or for any other person, business, partnership, association, firm, company or corporation, directly or indirectly, call upon, solicit, divert or take away or attempt to solicit, divert or take away, any of the customers or employees of the Company that are or were customers or employees at any time during his employment with the Company. The Executive acknowledges that the Company would be irreparably injured by a violation of this Section 4.2, and agrees that the Company, in addition to other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order or other equitable relief restraining the Executive from any actual or threatened breach of this Section
4.2 without any bond or other security being required.


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         5.       Compensation Other Than Severance Payments.

                  5.1. Following a Change in Control and during the term of this Agreement, during any period that the Executive fails to perform the Executive's full-time duties with the Company as a result of incapacity due to physical or mental illness, the Company shall pay the Executive's full salary to the Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period, until the Executive's employment is terminated by the Company for Disability. Nothing in this Section 5.1 shall entitle Executive to any Company-provided insured or uninsured disability, sick pay or other similar wage replacement benefits in addition to the Company's payment of salary during the period of illness.

                  5.2. If the Executive's employment shall be terminated for any reason following a Change in Control and during the term of this Agreement, the Company shall pay the Executive's full salary to the Executive through the Date of Termination at the rate in effect at the time the Notice of Termination is given, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period.

                  5.3. If the Executive's employment shall be terminated for any reason following a Change in Control and during the term of this Agreement, the Company shall pay the Executive's normal post-termination compensation and benefits to the Executive and such payments become due. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, this Company's retirement, insurance and other compensation or benefit plans, programs and arrangements.

                  5.4. Whether or not the Executive's employment has been terminated, following a Change in Control, the Company (or any successor to the Company in connection with such Change in Control) shall upon the Executive's demand purchase from the Executive any shares of Company or successor company stock then held by the Executive (the "Shares"). The Company and any successor shall not be under any such obligation at any time that there exists an established market for the Shares. The Company also shall not be under any such obligation at any time that the Executive's right to demand the purchase of the Shares, or the exercise of that right, would prohibit pooling of interests accounting in any acquisition of or by the Company. The price of such Shares shall be the greater of their fair market value or the per share consideration paid in connection with such Change in Control, if any. The purchase price for such Shares shall be paid by the Company or any successor in a single sum of cash within seven days following such demand, except as the Executive and Company may agree otherwise.

                  5.5. Whether or not the Executive's employment is later terminated, upon purchase of shares of common stock of the Company pursuant to the tender offer by Yellow Corporation and/or a subsidiary of Yellow


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Corporation, the Company shall pay to the Executive a single sum of $280,000 less any required withholding as further set forth in Section 11.

         6.       Severance Payments.

                  6.1. The Company shall pay the Executive the payments described in this Section 6.1 (the "Severance Payments") upon the termination of the Executive's employment following a Change in Control and during the term of this Agreement, in addition to the payments and benefits described in Section 5 hereof, unless such termination is (i) by the Company for Cause, (ii) by reason of death or Disability more than six months following the Change in Control, or
(iii) by the Executive without Good Reason. The Company shall pay the Executive the Severance Payments upon termination of the Executive's employment following a Potential Change in Control but before a Change in Control and during the term of this Agreement, in addition to the payments and benefits described in Section 5 hereof, if:

                           (i)      the termination is initiated, caused or
directed by any Person who has initiated a transaction the consummation of which would result in a Change in Control; and

                           (ii)     the termination would have been by the
Executive for Good Reason or by the Company without Cause if a Change in Control had occurred on the date of the Potential Change in Control.

                           (A)      In lieu of any further salary payments to
the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to the Applicable Multiplier times the sum of (i) the highest of the Executive's annual base salary in effect immediately prior to the occurrence of the event or circumstance upon which the Notice of Termination is based, or such salary in effect immediately prior to the Change in Control, or such salary in effect immediately prior to a Potential Change in Control, and (ii) the higher of (x) the target bonus for the year in which the Notice of Termination is provided or
(y) the highest of the actual bonuses paid or payable to the Executive for any of the five years completed immediately prior to the occurrence of the event or circumstance upon which the Notice of Termination is based.

                           (B)      Notwithstanding any provision of any bonus
plan, the Company shall pay to the Executive a lump sum amount, in cash, equal to the sum of (i) any bonus amount which has been allocated or awarded to the Executive for a completed fiscal year or other measuring period preceding the Date of Termination but has not yet been paid (pursuant to Section 5.2 hereof or otherwise) and (ii) a pro rata portion to the Date of Termination of the aggregate value of all contingent bonus awards to the Executive for all uncompleted periods calculated as to each such award by assuming the achievement of the target performance level


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within the performance range established with respect to such award and basing such pro-rata portion upon the portion of the award period that has elapsed as of the Date of Termination;


                           (C)      For (i) a twelve (12) month period after the
Date of Termination if Executive has one year or less of continuous service as an employee of the Company, (ii) a twenty-four (24) month period after the Date of Termination if Executive has more than one year but not more than two years of continuous service as an employee of the Company, and (iii) a thirty-six (36) month period after the Date of Termination if Executive has more than two years of continuous service as an employee of the Company, the Company shall arrange to provide the Executive with life, disability, accident and health insurance benefits (and specifically including Executive's split-dollar life insurance arrangement now in effect), and all other material benefits or perquisites substantially similar to those which the Executive is receiving immediately prior to the Notice of Termination (without giving effect to any reduction in such benefits subsequent to a Change in Control if such reduction constitutes Good Reason); Notwithstanding any other provision of this Agreement, the Company shall continue to fund Executive's split-dollar life insurance arrangement until dividends payable under the policy are sufficient to pay premiums under the policy. Benefits otherwise receivable by the Executive pursuant to this Section 6.1(C) shall be reduced to the extent comparable benefits are actually received by or made available to the Executive without cost during the above-referenced period. In addition, any such benefits actually received by the Executive shall be reported to the Company by the Executive.

                  6.2. (A) Whether or not the Executive becomes entitled to the Severance Payments, if any of the Total Payments will be subject to the Excise Tax, the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income tax and Excise Tax upon the payment provided for by this Section 6.2, shall be equal to the excess of the Total Payments over the payment provided for by this Section 6.2.

                           (B)      For purposes of determining whether any of
the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) any payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive's termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person (the "Total Payments"), shall be treated as "parachute payments" (within the meaning of section 280G(b)(2) of the Code) unless, in the opinion of tax counsel selected by the Company's independent auditors and reasonably, acceptable to the Executive, such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, and all "excess parachute payments" (within the meaning of section 280G(b)(1) of the Code) shall be treated as subject to the Excise Tax unless, in the opinion of such tax counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for


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


services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code), or are otherwise not subject to the Excise Tax, and (ii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of actions 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, FICA taxes at the highest rate applicable with respect to wages in excess of the Social Security taxable wage base in effect for the year of payment, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination (or such other time as is hereinafter described), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

                           (C)      In the event that the Excise Tax is
subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Executive's employment (or such other time as is hereinafter described), the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by the Executive to the extent that such repayment results in a reduction in Excise Tax or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(3) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the Executive's employment (or such other time as is hereinafter described) (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or addition payable by the Executive with respect to such excess) at the time that the amount of such excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments. If an Executive who remains in the employ of the Company becomes entitled to the payment provided for by this paragraph, such payment shall be made no later than the later of (i) the fifth day following the date on which the Executive notifies the Company that he is subject to the Excise Tax and (ii) twenty days prior to the date on which the Excise Tax is initially due.

                  6.3. The payments provided for in Section 6.1 hereof (other than Section 6.1(C)), in Section 6.2 hereof, and in Section 5.5 hereof shall be made not later than the fifth day following the Date of Termination, unless Executive elects a later date of payment for all or any part thereof; provided, however, that, if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Company of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together


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with interest at the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth
(30th) day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) business day after demand by the Company (together with interest at the rate provided in section 1274(b)(2)(9) of the Code). At the time that payments are made under this section, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from outside counsel, auditors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

                  6.4. The Company also shall pay to the Executive all legal fees and expenses incurred in good faith by the Executive as a result of a termination of the Executive's employment following a Change in Control and during the term of this Agreement (including all such fees and expenses, if any, incurred in disputing in good faith any such termination or in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder). For purposes of this Section 6.4, an Executive shall be deemed to have acted in good faith unless an arbitrator finds that the Executive's action resulting in such legal fees and expenses was excessive. Such payments shall be made within five (5) business days after delivery of the Executive's written request for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

         7.       Termination Procedures and Compensation During Dispute.

                  7.1. After a Change in Control and during the term of this Agreement, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 10 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Further, a Notice of Termination for Cause issued by the Company is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's Counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive engaged in conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.


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                  7.2.     "Date of Termination," with respect to any purported
termination of the Executive's employment after a Change in Control and during the term of this Agreement, shall mean (i) If the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive's duties during such thirty (30) day period), and
(ii) if the Executive's employment is terminated by for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days from the date such Notice of Termination is given).

                  7.3. If within fifteen (15) days after any Notice of Termination is given or, if later, prior to the Date of Termination (as determined without regard to this Section 7.3), either party notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Date of Termination shall be extended by a notice of dispute provided by the Executive only if such notice in given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence.

                  7.4. If a purported termination occurs following a Change in Control and during the term of this Agreement, and such termination is disputed in accordance with Section 7.3 hereof, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given until the Date of Termination, determined in accordance with Section
7.3 hereof. Amounts paid under this Section 7.4 are in addition to all other amounts due under this Agreement (other than those due under Section 5.2 hereof) and shall not be offset against or reduce any other amounts due under this Agreement.

         8. No Mitigation. The Company agrees that, if the Executive's employment by the Company is terminated during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 6 or Section 7.4 hereof. Further, the amount of any payment or benefit provided for in such Section 6 (other than Section 6.1(C)) or such Section 7.4 shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.


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         9.       Successors; Binding Agreement.

                  9.1. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any such successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive's employment for Good Reason after a Change in Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

                  9.2. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

         10. Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or mailed by United states registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

         To the Company:

         Jevic Transportation, Inc.
         700 Creek Road
         P.O. Box 5157
         Delanco, NJ  08075
         To the Executive:

         Name
         Address
         City, State  ZIP


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         11.      Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall he deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, and construction of this Agreement shall be governed by the laws of the State of New Jersey. Payments provided for hereunder shall be paid net withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under Sections 5, 6, and 7 which arise during the term of this Agreement shall survive the expiration of the term of this Agreement.

         12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         13.      Counterparts; Coordination with Employment Agreement.

                  13.1. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments.

                  13.2. The terms of this Agreement shall be coordinated with and applied in conjunction with the terms of the Executive's employment agreement, if any, with the Company. In general, it is the intent of the parties that, subsequent to a Change in Control and during the term of this Agreement, the provisions of this Agreement shall supersede and substitute for those provisions of the employment agreement relating to the Executive's entitlement to benefits in connection with any termination of the Executive's employment, but shall not supersede for any period the provisions of such employment agreement pertaining to the terms of the Executive's employment. Except for circumstances relating to a termination of employment following a Change in Control during the term of this Agreement, as provided for herein, all terms and conditions of the Executive's employment with the Company shall be governed by the terms of the Executive's employment agreement (including but not limited to any such term granting additional years of service to the Executive for purposes of any of the Company's employee benefit plans).

         14. Settlement of Disputes; Arbitration. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific


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provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive's claim has been denied. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Burlington County, New Jersey in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of the Executive's right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

         15. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

                           (A)      "Applicable Multiplier" means two, except as
otherwise specifically provided herein with the consent of the Executive.

                           (B)      "Base Amount" shall have the meaning defined
in section 280G(b)(3) of the Code.

                           (C)      "Board" shall mean the Board of Directors of
the Company.

                           (D)      "Cause" for termination by the Company of
the Executive's employment, after any Potential Change in Control or Change in Control, shall mean the willful and continued failure by the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 7.1 hereof) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties. For purposes of this definition, no act, or failure to act, on the Executive's part shall be "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company.

                           (E)      A "Change in Control" shall be deemed to
have occurred if the events set forth in any one of the following paragraphs shall have occurred:

                                    (i)      The acquisition in one or more
transactions by any "Person" (as the term person is used for purposes of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) of "Beneficial Ownership" (as the term beneficial ownership is used for purposes of Rule 13d-3 promulgated under the 1934 Act) of fifty


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


percent (50%) or more of the combined voting power of the Company's then outstanding voting securities (the "Voting Securities"); or

                                    (ii)     Approval by shareholders of the
Company of (A) a merger, reorganization or consolidation involving the Company if the shareholders of the Company immediately before such merger, reorganization or consolidation do not or will not own directly or indirectly immediately following such merger, reorganization or consolidation, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from or surviving such merger, reorganization or consolidation in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, reorganization or consolidation, or (B) (1) a complete liquidation or dissolution of the Company or (2) an agreement for the sale or other disposition of all or substantially all of the assets of the Company; or

                                    (iii)    Acceptance by shareholders of the
Company of shares in a share exchange if the shareholders of the Company immediately before such share exchange do not or will not own directly or indirectly immediately following such share exchange more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from or surviving such share exchange in substantially the same proportion as the ownership of the Voting Securities outstanding immediately before such share exchange.

                  Notwithstanding the foregoing, a Change in Control shall not include any event, circumstance or transaction occurring during the six-month period following a Potential Change in Control which Potential Change in Control results from the action of any entity or group which includes the Executive (a "Management Group").

                           (F)      "Code" shall mean the Internal Revenue Code
of 1986, as amended from time to time. References to specific sections of the code shall include any successors thereto.

                           (G)      "Company" shall mean Jevic Transportation,
Inc., a New Jersey corporation, and any successor to its business or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise (except in determining, under Section 15(E) hereof, whether or not any Change in Control of the Company has occurred in connection with such succession).

                           (H)      "Date of Termination" shall have the meaning
stated in Section 7.2 hereof.

                           (I)      "Disability" shall be deemed the reason for
the termination by the Company of the Executive's employment if the Executive is absent from full-time employment and qualifies for disability benefits under the Company's long-term disability plan

(or would so qualify but for any waiting period under that plan). In the absence of any such plan, the determination of Disability shall be made by the Board.

                           (J)      "Exchange Act" shall mean the Securities
Exchange Act of 1934, as amended from time to time.

                           (K)      "Excise Tax" shall mean any excise tax
imposed under section 4999 of the Code.

                           (L)      "Executive" shall mean the individual named
in the first paragraph of this Agreement.

                           (M)      "Good Reason" for termination by the
Executive of the Executive's employment shall mean the occurrence (without the Executive's express written consent) of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraph (i), (v), (vi) or (vii) hereof, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

                                    (i)      the assignment by the Company to
the Executive of any duties inconsistent with the Executive's status as an executive of the Company or a material adverse alteration in the nature or status of the Executive's responsibilities from those in effect immediately prior to the Change in Control or Potential Change in Control or any change in Executive's title or status;

                                    (ii)     any reduction by the Company in the
Executive's annual base salary as in affect on the date hereof or as the same may be increased from time to time;

                                    (iii)    the relocation by the Company of
its principal executive offices to a location more than 30 miles from the location of such office immediately prior to the Change in Control or the Company's requiring the Executive to be based anywhere other than the Company's principal executive offices except for required travel on the Company's business to an extent substantially consistent with the Executive's present business travel obligations;

                                    (iv)     the failure by the Company to pay
to the Executive any portion of the Executive's current compensation, or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

                                    (v)      the failure by the Company to
continue in effect any compensation plan in which the Executive participates immediately prior to the Change in

Control which is material to the Executive's total compensation, including but not limited to any bonus plan and any similar or substitute plan adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive's participation relative to other participants, as existed at the time of the Change in Control;

                                    (vi)     the failure by the Company to
continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company's pension, life insurance, medical, health and accident, disability or other material benefit or perquisite plan in which the Executive was participating at the time of the Change in Control, and specifically including those benefits set forth in Section 6.1(c) hereof, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance, with the Company's normal vacation policy in effect at the time of the Change in Control; or

                                    (vii)    any purported termination by the
Company of the Executive's employment which is not effected for Cause and pursuant to a Notice of Termination satisfying the requirements of Section 7.1; for purposes of this Agreement, no such purported termination shall be effective.

                  The Executive's right to terminate the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

                           (N)      "Gross-Up Payment" shall have the meaning
given in Section 6.2 hereof.

                           (O)      "Notice of Termination" shall have the
meaning stated in Section 7.1 hereof.

                           (P)      "Person" shall have the meaning given in
section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; provided, however, that a Person shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

                           (Q)      "Potential Change in Control" shall be
deemed to have occurred if the events set forth in any one of the following paragraphs shall have occurred:

                                    (i)      the Company enters into an
agreement, the consummation of which would result in the occurrence of a Change in Control;

                                    (ii)     the Company or any Person publicly
announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

                                    (iii)    any Person who both (x) is on the
date hereof or subsequently becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing at least 10% or more of the combined voting power of the Company's then outstanding securities and (y) increases his or her beneficial ownership of such securities by 5% or more over the percentage so owned by such Person on the date hereof; or

                                    (iv)     the Board adopts a resolution to
the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

                           (R)      "Severance Payments" shall mean those
payments described in Section 6.1 hereof.

                           (S)      "Total Payments" shall mean those payments
described in Section 6.2 hereof.

         16. Prior Agreements Superseded. Effective on the Effective Date, this Agreement supersedes and replaces any previous Agreement between the Company and Executive on the same subject.

         IN WITNESS WHEREOF, this Agreement has been executed as of the 4th day of June, 1999, on behalf of this Company by its duly authorized officer and by the Executive.

ATTEST:                                     JEVIC TRANSPORTATION, INC.

/s/ KAREN B. MUHLSCHLEGEL                  By: /s/ HARRY J. MUHLSCHLEGEL
-------------------------------                ---------------------------------
Secretary                                           Harry J. Muhlschlegel
                                                    Chief Executive Officer

                                            EXECUTIVE

                                            By: /s/ BRIAN J. FITZPATRICK
                                               ---------------------------------
                                                    Brian J. Fitzpatrick


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